EXHIBIT F




                   [ON LETTERHEAD OF BARBARA J. SWAN, ESQUIRE]


                                January 29, 2001


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

               RE:  ALLIANT ENERGY CORPORATION, ET AL.
                    FORM U-1 APPLICATION/DECLARATION
                    (FILE NO. 70-9695)

Ladies and Gentlemen:

     I have read the statement on Form U-1, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Alliant Energy Corporation ("Alliant Energy") and its wholly-owned, utility subsidiary, Wisconsin Power and Light Company ("WPL" and, together with Alliant Energy, "Applicants"). I have acted as counsel for Applicants in connection with the Application. I have also read the order of the Commission dated August 3, 2000, approving the transactions discussed below.

     I am furnishing this opinion with respect to the transactions proposed in the Application, which relate to: (i) WPL's acquisition of a 25% membership interest in American Transmission Company, LLC (the "Transco"); (ii) WPL's acquisition of 100 shares of the capital stock of ATC Management Co; (iii) a guaranty agreement (the "Guaranty Agreement") under which Alliant Energy guaranteed the Transco's payment obligation under a credit agreement; and (iv) a reimbursement agreement between Alliant Energy and the Transco under which the Transco will reimburse Alliant Energy for all amounts it pays in respect of the Guaranty Agreement.

     On or about August 31, 2000, in accordance with the terms and conditions of the order, the Applicants undertook the transactions described in clauses (iii) and (iv) above. Effective December 20, 2000, Applicants undertook the transactions described in clauses (I) and (ii) above.

     I am of the opinion that the proposed transactions have been consummated in accordance with said Application and your order. Further, I am of the opinion that:

     (a) all state laws applicable to the proposed transactions have been complied with;


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     (b)  (i) the Transco is validly organized and duly existing, and (ii) the membership interests of the Transco were validly issued, and the holders thereof are entitled to all of the rights and privileges of a member of the Transco as set forth in the Transco's articles of organization and operating agreement;

     (c)  (i) the Corporate Manager is validly organized and duly existing, and
          (ii) the membership interests of the Corporate Manager were validly issued, and the holders thereof are entitled to all of the rights and privileges of a member of the Corporate Manager as set forth in the Corporate Manager's articles of organization and by-laws;

     (d) WPL has legally acquired the membership interests of the Transco and WPL has legally acquired the shares of the Corporate Manager; and

     (e) the consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by Alliant Energy, WPL, or any associate company thereof.

     I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to Alliant Energy and WPL in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

                                        Sincerely,


                                        /s/ Barbara J. Swan, Esq.


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